UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 6, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

(d) As previously announced, on December 6, 2006, Walter Flamenbaum, M.D. was elected to the Board of Directors of the Company. Dr. Flamenbaum, a partner of Paul Capital Partners, is the designee of Paul Royalty Fund II L.P. ("PRF") serving on the Company's Board of Directors. As part of the financing provided by PRF in connection with the Company's purchase of exclusive rights in the United States and its territories to the cardiovascular product ANTARA® (fenofibrate) capsules, the Company agreed to elect one person designated by PRF to the Board of Directors, which will now be Dr. Flamenbaum, and to continue to nominate one person designated by PRF for election to the Board of Directors by the Company's shareholders until the satisfaction of certain conditions specified in the financing agreements. In accordance with the Company's compensation of non-employee directors, upon his election, Dr. Flamenbaum was granted an option to purchase 1,500 shares of the Company's common stock (with an exercise price equal to the fair market value of the Common Stock on the date of grant) and a restricted stock award of 600 shares of common stock. The option vests over three years and the restricted stock award vests over two years. Dr. Flamenbaum will also receive a $40,000 annual cash retainer and will be reimbursed for travel expenses.

ITEM 8.01 OTHER EVENTS.

On December 6, 2006 the Board of Directors of the Company made the following Committee appointments in light of the resignation from the Board of Pamela J. Kirby: The Board of Directors appointed Robert J. Hennessey to serve on the Audit Committee and William R. Mattson, Jr. to serve on the Compensation Committee and the Compliance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Senior Vice President and
Chief Financial Officer

Date: December 11, 2006